UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 14A
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                             Longview Fibre Company
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Set forth below is a copy of a letter sent by Longview Fibre Company to its employees on July 19, 2006:

                      [Longview Fibre Company Letterhead]



July 19, 2006


To All Longview Fibre Company Employees:

As you may know, today we announced that the company's Board of Directors has decided to explore a range of strategic alternatives to further enhance shareholder value. These strategic alternatives may include, but are not limited to, continued execution of the company's operating plan, a sale or merger of the company or other strategic transaction, and a sale of certain company assets. A copy of the press release we issued today is attached to this letter.

Let me take a minute to explain why our Board believes it is the right time to take this step.

Over the last several years, we have taken decisive actions to improve operations, restructure our company and accelerate the delivery of value to our shareholders, including our conversion to a REIT and implementation of our operating plan. Throughout this period, you have continued to execute on our goals, despite some tough challenges. I am proud of the commitment you have demonstrated, and the strong organization that we have built. With this strong foundation, we believe that now is the right time to explore our strategic alternatives to enable our Board to determine the best course for enhancing shareholder value.

Today's announcement is one of many steps in a process that is likely to take a number of months. To help us properly evaluate the options available we will continue to work with our financial and legal advisors to reach a decision that best serves the interests of our shareholders and our company. Our goal is to reach a conclusion as quickly as possible. But as I'm sure you can appreciate, this is a multifaceted undertaking and our planned timetable, naturally, may change as we get further along.

I recognize that this announcement creates some uncertainty for all of us. However, as we move through this process, it is "business as usual" and it is important for all of us to keep pushing forward and doing our jobs. We still have a business to operate and it is essential that we all remain focused on our objectives and the execution of our operating plan. To the extent we can, we will keep you informed but we do not expect to make further public comments with respect to today's announcement until after the Board has completed its analysis and approved a definitive course of action.

In situations like this, it is not uncommon for rumors to circulate about both the Board's review and its eventual outcome. It is important to remember, however, that the only party that is in a position to comment on new developments with any truth or accuracy is our Board of Directors. Please also keep in mind that today's announcement may lead to news coverage. As usual, if you receive any calls from the media or other outside parties, please forward them to Rosemary Purcell at 360-575-5903.

On behalf of our Board and management team, I want to thank you for your continued commitment and support.

Very truly yours,


/s/ R. H. Wollenberg
R. H. Wollenberg
President, Chief Executive Officer
and Chairman of the Board


Certain Information Regarding Participants

Longview Fibre Company's directors and certain of its executive officers, as well as Longview Fibre Company, may be deemed to be participants in any solicitation of Longview Fibre Company's shareholders in opposition to any solicitation conducted by Obsidian Finance Group, LLC and/or The Campbell Group, LLC or any of their affiliates for proxies to vote at a special meeting of Longview Fibre Company shareholders. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Longview Fibre Company's proxy statement for the company's 2006 annual meeting of shareholders, filed with the SEC on February 27, 2006 on Schedule 14A. A copy of that proxy statement may be obtained free of charge on the Securities and Exchange Commission's Web site at http://www.sec.gov, through the link to Longview Fibre Company's SEC filings on the company's Web site at http://www.longviewfibre.com or by directing a request to L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

Important Information

In connection with any special meeting of Longview Fibre Company shareholders, Longview Fibre Company expects to file a proxy statement and/or other soliciting materials and other relevant documents with the SEC. Shareholders should read any such proxy statement, other soliciting materials or other relevant documents when and if they become available, because they will contain important information. Shareholders may obtain copies of such documents (when and if they become available) free of charge on the SEC's Web site at http://www.sec.gov, through the link to Longview Fibre Company's SEC filings on the company's Web site at http://www.longviewfibre.com or by directing a request to L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

Press Release:


            Longview Fibre Company to Explore Strategic Alternatives

LONGVIEW, Wash.--(BUSINESS WIRE)--July 19, 2006--Longview Fibre Company (NYSE:
LFB - News) today announced that its Board of Directors has decided to explore a range of strategic alternatives to further enhance shareholder value. These strategic alternatives may include, but are not limited to, continued execution of the company's operating plan, a sale or merger of the company or other strategic transaction, and a sale of certain company assets. Goldman, Sachs & Co. and Banc of America Securities LLC, the company's financial advisors, and Skadden, Arps, Slate, Meagher & Flom LLP and Perkins Coie LLP, the company's legal advisors, will assist in this effort.

"Our Board of Directors and management are committed to enhancing value for our shareholders," said Richard H. Wollenberg, Longview Fibre's President, Chief Executive Officer and Chairman of the Board. "Over the last several years, we have taken decisive actions to improve operations, restructure our company and accelerate the delivery of value to shareholders, including our conversion to a REIT and implementation of our operating plan. With this strong foundation, we believe that now is the right time to explore our strategic alternatives to enable our Board of Directors to determine the best course for enhancing shareholder value."

As part of the exploration of strategic alternatives process, Longview Fibre would anticipate sharing non-public information with interested parties, including Obsidian Finance Group, LLC and The Campbell Group, LLC
(Obsidian/Campbell), subject to their entering into appropriate confidentiality agreements.

The company noted that there can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions. The company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until the Board has made a final decision.

In light of the decision to explore strategic alternatives, the Board also announced the postponement of the special meeting of shareholders that it had voluntarily scheduled for September 12, 2006 to consider various non-binding, advisory resolutions advocated by Obsidian/Campbell. Obsidian/Campbell has also delivered a shareholder demand for a shareholder meeting relating to their resolutions. Unless the demand is withdrawn, the company would expect to have a special meeting of shareholders in the fall.

Mr. Wollenberg said, "We have postponed the special meeting of shareholders that we called because we believe it is important that we direct our efforts and attention to exploring all strategic alternatives and executing on our operating plan without the distraction of a special meeting of shareholders."

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company's products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web site at www.longviewfibre.com.

Certain Information Regarding Participants

Longview Fibre Company's directors and certain of its executive officers, as well as Longview Fibre Company, may be deemed to be participants in any solicitation of Longview Fibre Company's shareholders in opposition to any solicitation conducted by Obsidian Finance Group, LLC and/or The Campbell Group, LLC or any of their affiliates for proxies to vote at a special meeting of Longview Fibre Company shareholders. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Longview Fibre Company's proxy statement for the company's 2006 annual meeting of shareholders, filed with the SEC on February 27, 2006 on Schedule 14A. A copy of that proxy statement may be obtained free of charge on the Securities and Exchange Commission's Web site at http://www.sec.gov, through the link to Longview Fibre Company's SEC filings on the company's Web site at http://www.longviewfibre.com or by directing a request to L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

Important Information

In connection with any special meeting of Longview Fibre Company shareholders, Longview Fibre Company expects to file a proxy statement and/or other soliciting materials and other relevant documents with the SEC. Shareholders should read any such proxy statement, other soliciting materials or other relevant documents when and if they become available, because they will contain important information. Shareholders may obtain copies of such documents (when and if they become available) free of charge on the SEC's Web site at http://www.sec.gov, through the link to Longview Fibre Company's SEC filings on the company's Web site at http://www.longviewfibre.com or by directing a request to L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

Contact:
Longview Fibre Company
L. J. McLaughlin, 360-425-1550
or
Joele Frank, Wilkinson Brimmer Katcher
Joele Frank / Eric Brielmann
212-895-8647
ebrielmann@joelefrank.com